                                                                    EXHIBIT 11.1

                           EDEN BIOSCIENCE CORPORATION
                   STATEMENT RE: COMPUTATION OF PER SHARE LOSS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

BASIC AND DILUTED NET LOSS PER SHARE

                                                                       Shares Outstanding
                                                                   ----------------------------
                                                                                     Weighted
                                                                     Total            Average
                                                                   ----------        ----------
Net loss                                                                                          $(23,714,967)
Common stock shares outstanding at beginning of period             23,894,680        23,894,680
    Issued during the period:
      Exercise of warrants                                             41,839            10,584
      Exercise of stock options                                       116,828            45,699
      Employee stock purchase plan                                     46,597            16,748
                                                                   ----------        ----------
         Shares outstanding at end of period                       24,099,944        23,967,711     23,967,711
                                                                   ===========   ===============  -------------
Basic and diluted net loss per share                                                              $      (0.99)
                                                                                                  =============